SCHEDULE 14C INFORMATION

          INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
    OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Check the appropriate box:

[  X  ]     Preliminary  Information  Statement
[  _  ]     Confidential, for Use of the Commission Only (as
            permitted by Rule 14c-5(d)(2))

[  _  ]     Definitive Information Statement


                   BIG EQUIPMENT SERVICES, INC.
               ------------------------------------
           (Name of Registrant as Specified in Charter)

Payment of Filing Fee  (Check the appropriate box):

[  X  ]     No  fee  required
[  _  ]     Fee computed on table below per Exchange Act Rules 14c-5(g)
            and O-11

            1) Title of each class of securities to which transaction applies:

            2)  Aggregate number of securities to which
                transaction applies:

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11
               (Set forth the amount on which the filing fee is calculated and state how it was determined):

            4)  Proposed maximum aggregate value of transaction:

            5)  Total fee paid:

[  _  ]     Fee paid previously with preliminary materials.

[  _  ]     Check box if any part of the fee is offset as provided
            by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount  Previously  Paid:

            2)   Form Schedule or Registration Statement No.:

            3)   Filing Party:

            4)   Date Filed:




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                   BIG EQUIPMENT SERVICES, INC.
                         4695 NORTH AVENUE
                       OCEANSIDE, CA  92056


            NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT
                    OF MAJORITY OF STOCKHOLDERS



TO OUR STOCKHOLDERS:

Please be advised that a majority of the holders of stock entitled to be voted have by written consent on ________________ acted upon and approved the following proposals, as described in the accompanying Information Statement:

1. Amend the Articles of Incorporation of the Company to change the name of the Company to Epic Financial Corporation;

2. Amend the Articles of Incorporation of the Company to effectuate a 1 - for - 20 reverse split of the Company's Common
Stock.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY.


                       INFORMATION STATEMENT

                           INTRODUCTION

This information statement is being mailed or otherwise furnished to Stockholders of Big Equipment Services, Inc., a Nevada corporation (the "Company") to advise them of certain actions taken by a majority of the holders of Common Stock entitled to be voted. Such actions were taken by written consent on _________________, 2003.

This information statement is being first sent to Stockholders on or about ___________, 2003.


                 ACTIONS TAKEN BY WRITTEN CONSENT

The following actions were taken by a majority of the holders of Common Stock entitled to be voted. Such actions were taken by written consent on ________________, 2003, (the "Proposals"):

1. Amend the Articles of Incorporation of the Company to change the name of the Company to Epic Financial Corporation; and




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2.  Amend the Articles of Incorporation of the Company to
effectuate a 1 - for - 20 reverse split of the Company's Common
Stock.

                           VOTE REQUIRED

The vote which was required to approve the above Proposals was the affirmative vote of the holders of a majority of the Company's voting stock. Each holder of Common Stock is entitled to one (1) vote for each share held.

The record date for purposes of determining the number of outstanding shares of voting Stock of the Company, and for determining Stockholders entitled to vote, was the close of business on January 23, 2003 (the "Record Date"), the business day after the Board of Directors of the Company adopted the resolution approving and recommending each of the Proposals. As of the Record Date, the Company had outstanding 5,836,640 shares of Common Stock. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is Pacific Stock Transfer Company, 500 Warm Springs Road, Suite 240, Las Vegas, NV 89119, telephone (702) 361-3033.


   VOTE  OBTAINED  -  SECTION  78.320  NEVADA  REVISED  STATUTES

Section 78.320 of the Nevada Revised Statutes (the "Nevada Law") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

Pursuant to Section 78.390 of the Nevada Revised Statutes, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend the Articles of Incorporation or to approve a reverse split of Common Stock of the Company. In order to eliminate the costs and management time involved in having a special meeting of Stockholders and obtaining proxies and in order to effect the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.

Pursuant to Section 78.370 of the Nevada Revised Statutes, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the Stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Nevada Law are afforded to the Company's Stockholders as a result of the approval of the Proposals.




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                           PROPOSAL ONE
            AMENDMENT TO THE ARTICLES OF INCORPORATION
                     TO CHANGE NAME OF COMPANY

On January 22, 2003, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent the proposed amendment to Article 1 of the Company's Articles of Incorporation to change the name of the Company to Epic Financial Corporation. A copy of the proposed amendment has been attached hereto as Exhibit A.

The Board of Directors believes that it is advisable and in the Company's best interests to change the name in order to more accurately reflect changes in the Company's intended business focus.


                           PROPOSAL TWO
              REVERSE SPLIT OF COMPANY'S COMMON STOCK

On January 22, 2003, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent the proposed 1 - for - 20 (1:20) reverse split of the Company's Common Stock.

The Board of Directors believes that it is advisable and in the Company's best interests to effectuate a 1 - for - 20 reverse split of the Company's Common Stock for several reasons. One reason is that such a reverse split would increase the price of the Company's traded Common Stock, which the Board believes would foster confidence in the Company and assist it in obtaining financing on more favorable terms than otherwise might be available

Another projected benefit of the reverse split would be a very substantial reduction in the transaction costs associated with
trading in the Company's Common Stock.   In most cases, trading
costs include both "brokers" trading commissions and the "indirect cost" of "dealer markup," that is, the difference between the buying and selling prices of dealers in a given stock (the "bid-ask spread").

Further, the Board of Directors believes that the reduction in the number of common shares outstanding, without any corresponding material alteration in the economic composition of the Company or the relative interests of the securities holders would, thus, likely enhance the public and institutional perception of the Company's Common Stock and thus increase investor interest. However, no assurance can be given that the market price of the Common Stock will increase in direct proportion to the ratio of the reverse split. A failure of the stock's trading price to completely reflect the mathematics of a reverse split would result in a reduction in the market value of the Company's securities, but, on the other hand, it is no less likely that the reverse split may result in a disproportionately increased value of the market value of the Company's Common Stock.




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There can be no assurance that the total market capitalization of the Common Stock after a reverse split will be equal to the total market capitalization before the reverse split or that the market price following the reverse split will either exceed or remain in excess of the current market price.

Potential Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split, each holder of shares of our Common Stock (the "Old Common Stock") immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer share of our Common Stock (the "New Common Stock") after consummation of the Reverse Stock Split. Although the Reverse Stock Split, will not, by itself, impact our assets or properties, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital. The Reverse Stock Split will not result in some Stockholders owning "odd-lots." No fractional shares shall be issued as a result of such recombination and that this corporation shall make a cash payment to each person or entity, who, as of the effective date of this recombination was a record holder of shares of this corporation's common stock, and who, as a direct result of such recombination, otherwise would have been entitled to receive a fractional share of common stock, such cash payment to be an amount equivalent to the product of such fractional share multiplied by the average of the closing bid prices and closing ask prices for this corporation's common stock on the OTC Bulletin Board during each of the ninety (90) consecutive trading days that immediately preceded the effective date of such recombination; provided, however, that this corporation need not tender any such cash payment to any such holder whose entitlement to such payment would have been less than fifty cents ($.50);

All outstanding options, warrants, rights and convertible securities will be appropriately adjusted for the Reverse Stock Split automatically on the effective date of the Reverse Stock Split. The Reverse Stock Split will affect all Stockholders equally and will not affect any Stockholder's proportionate equity interest in us. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock will be affected by
the Reverse Stock Split.   Following the Reverse Stock Split, each
share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to one share of the Old Common Stock.

We are currently authorized to issue a maximum of 20,000,000 shares of Common Stock. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to
(a) the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (b) the number 20 in accordance with the ratio of the Reverse Stock Split. With the exception of the number of shares issued and outstanding, the rights and preference of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same. It is not anticipated that our financial condition, the percentage ownership of management, the number of our Stockholders or any aspect of our business would materially
change as a result of the Reverse Stock Split.   Our Common Stock
is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split is not the first step in, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the
Exchange Act.   Additionally, the Reverse Stock Split will not
affect the registration of our Common Stock under the Exchange Act as we will continue to be subject to the Exchange Act's periodic reporting requirements.




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Increase of Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares may be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

Effectiveness of Reverse Stock Split

The Reverse Stock Split will be effected at a ratio of 1 - for -
20. Commencing on the date of the Reverse Stock Split, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. As soon as practicable after the filing date, Stockholders will be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock and to receive cash in lieu of fractional shares, if applicable. We intend to use Pacific Stock Transfer Company as our exchange agent in effecting the exchange of certificates and payment of cash in lieu of fractional shares following the effectiveness of the Reverse Stock Split.

By order of the Board of Directors.


                                        /s/ Frank Iannuzzi
                                        -------------------------
                                        Frank Iannuzzi, President

Oceanside, California
January 22, 2003









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